Exhibit 10.1

EXECUTION VERSION

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made as of March 1, 2015 (the “Effective Date”) by and between Brian Storms (“Employee”) and Liquid Holdings Group, Inc. (f/k/a Liquid Holdings Group, LLC), a Delaware corporation (“Employer”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by Employer and ADP TotalSource as co-employers;

WHEREAS, Employee and Employer have agreed that Employee shall transition from his role as Chief Executive Officer of Employer to Vice Chairman of Employer effective as of the Effective Date (the “Transition Date”); and

NOW, THEREFORE, in consideration of the mutual promises made herein, Employer and Employee hereby agree as follows:

1. From the Transition Date until the earlier of February 29, 2016 and Employee’s termination of employment pursuant to Paragraph 3 (the “Transition Period”), Employee shall serve as Vice Chair of Employer. In such role, Employee shall advise and consult with the board of directors of Employer (the “Board”) and executive management of Employer with respect to sales, marketing and strategy matters at such times as are mutually convenient. Employee shall report to the Board and shall provide services at the direction of Employer’s Chief Executive Officer. Employee shall provide such services at such locations as mutually agreed, and Employer shall provide appropriate office facilities and support when such services are performed in Employer’s offices in Hoboken, New Jersey. Except as specifically provided herein, following the Transition Date, neither Employee nor Employer shall have any rights or obligations pursuant to the Amended and Restated Employment Agreement between Employer and Employee dated as of June 11, 2013 (the “Employment Agreement”).

2. (a) During the Transition Period, Employee shall be paid, in accordance with Employer’s ordinary payroll practices, a base salary at the rate of (i) $50,000 per month from the Transition Date through April 30, 2015, and (ii) $33,333 per month thereafter. Employee shall cease active participation in Employer’s employee benefit plans as of the Transition Date; provided that if Employee elects “COBRA” continuation coverage under Employer’s group health, dental, and/or vision plans, Employer shall subsidize such coverage for the Employee and Employee’s eligible dependents through the end of the Transition Period such that the cost to Employee for such continued coverage shall be the same as the cost for active employees with the same coverage (and Employee hereby authorizes Employer to withhold from his base salary his portion of such premiums).

    (b) Employee was granted 779,211 restricted stock units (the “RSUs”) in Employer pursuant to the terms and conditions of that certain Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement granted as of June 25, 2014 (the “RSU Agreement”) and the Liquid Holdings Group, Inc. 2012 Amended and Restated Stock Incentive Plan (the “2012 Plan”), and such RSUs shall be treated as follows, it being agreed and acknowledged by the Parties that Employee’s continued service pursuant to this Agreement shall constitute a continuation of employment for all purposes under the RSU Agreement and the 2012 Plan:

(i) RSUs with respect to the 259,737 shares of common stock of Employer scheduled to vest as of March 1, 2015 (the “Tranche 1 RSUs”) and the RSUs with respect to 259,737 shares of common stock of Employer scheduled to vest as of December 1, 2016 (the “Tranche 2 RSUs”) shall each vest and become nonforfeitable as of the Transition Date and shall be settled in accordance with the terms of the 2012 Plan and RSU Agreement (as modified by this Agreement), with respect to the Tranche 1 RSUS, within 30 days following the Transition Date, and, with respect to the Tranche 2 RSUs, on February 29, 2016.

(ii) RSUs with respect to 259,737 shares of common stock scheduled to vest on December 1, 2017 (the “Tranche 3 RSUs”) shall remain outstanding and continue to vest in accordance with the terms of the 2012 Plan and RSU Agreement (as modified by this Agreement) (i.e., they shall vest on December 1, 2017 only if Employee remains employed by Employer through such date and shall be settled in accordance with the terms of the 2012 Plan and RSU Agreement no later than March 15, 2018).

Settlement of the Tranche 1 RSUs and the Tranche 2 RSUs (and, if applicable, the Tranche 3 RSUs) shall be subject to Employee paying Employer cash in an amount sufficient to cover all legally-required tax withholdings. Employee acknowledges and agrees that he holds no other equity or equity-type interests in Employer or any affiliate, other than shares of Employer’s common stock (the “Owned Shares”) and the RSUs.

3. The Transition Period shall terminate prior to February 29, 2016 in the following circumstances: (a) automatically upon the death or Disability (as defined in the Employment Agreement) of Employee; (b) by Employee upon written notice to Employer; (c) by Employer pursuant to a written notice terminating Employee’s employment for Cause, or (d) by Employer without Cause upon written notice to Employee (provided that, should Employer terminate Employee’s employment pursuant to subparagraph (d), Employer shall continue to provide the payments and benefits specified in Paragraph 2 through February 29, 2016, except that the payments in respect of base salary shall be made in accordance with Employer’s ordinary payroll practices in substantially equal installments in amounts such that Employee shall receive an aggregate of $600,000 in respect of base salary from the Transition Date through February 29, 2016).

For purposes hereof, “Cause” means the termination of Employee’s employment by Employer in connection with (i) Employee’s conviction or plea of nolo contendere for any felony; (ii) Employee’s commission of any act of embezzlement, theft, or fraud, or any misappropriation by Employee of funds or property of Employer or any direct or indirect wholly-owned subsidiary of Employer, and any other affiliate company of Employer (each a “Liquid Company”), or any other willful misconduct or deliberate injury to any Liquid Company in the performance of Employee’s duties hereunder; (iii) Employee’s willful failure to correct, cease or otherwise alter any act or omission that, directly or indirectly, could reasonably be expected to have a material adverse effect on the business or operations of any Liquid Company, in each case where such failure shall continue beyond a period of fifteen (15) calendar days immediately following Employee’s receipt of written notice from the Board; (iv) Employee’s intentional failure to perform Employee’s duties or carry out lawful directions of the Board; (v) Employee’s willful material breach of any provision of this Agreement or any other agreement between Employee and any Liquid Company, in each case where such breach shall continue beyond a period of fifteen (15) calendar days immediately following Employee’s receipt of written notice from the Board thereof; or (vi) a good faith determination by the Board that Employee violated any securities law or engaged in willful, reckless or grossly negligent misconduct at any time while employed by Employer (including, without limitation, providing false or misleading information to any officers or directors of Employer). Any termination for Cause shall be effectuated by giving Employee written notice setting forth in reasonable detail the specific conduct of Employee that constitutes Cause and the specific provision(s) of this Agreement on which Employer relied. Any termination for Cause will not be in limitation of any other right or remedy Employer has under this Agreement or otherwise.

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4. Pursuant to Article VI of Employer’s bylaws, Employer agrees to indemnify Employee with respect to all acts or omissions arising out of or in any way related to Employee’s employment with the Employer prior to the end of the Transition Period, to the fullest extent of, and subject to the terms and conditions of, the provisions of Article VI of the bylaws with respect to the indemnification of and advancement of expenses to Employer’s directors and officers (provided that Employee shall be solely responsible for all attorneys’ fees and legal expenses incurred after an action by Employee described in Paragraph 3(vi) occurred and, for the avoidance of doubt, Employee shall reimburse Employer for any fees and expenses it advanced).

5. If the Transition Period ends (a) on February 29, 2016 because Employee remains employed through such date, or (b) pursuant to Paragraph 3(d), the Parties each shall execute (and shall not revoke) the Release of Claims attached as Exhibit A.

6. (a) Employee agrees that, during the period from the effective date of this Agreement through and including February 29, 2016 (such period, the “Restricted Period”), he will not sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of or otherwise dispose of or hedge, directly or indirectly, any of the Owned Shares, the shares delivered in settlement of any RSUs, any securities of the Company that are substantially similar to the foregoing, or any securities of the Company that are convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any of Owned Shares, the RSUs or any securities that are substantially similar to the foregoing, whether owned directly by Employee (including holding as a custodian) or with respect to which Employee now or hereafter has or may be deemed to have “Beneficial Ownership” in accordance with the rules and regulations of the SEC (collectively, “Employee’s Equity”); provided, however, that this Paragraph 6 shall not restrict any transfer, sale, or other disposition described above of Employee’s Equity during appropriate window periods in an amount not to exceed 150,000 shares of common stock of Employer in any fiscal quarter during the Restricted Period.

    (b) The foregoing restrictions are expressly agreed to preclude Employee or any of his affiliates from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of Employee’s Equity, whether such transaction is to be settled by delivery of Employer’s common stock or other securities, in cash or otherwise, even if such shares or other securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of Employee’s Equity or with respect to any security that includes, relates to, or derives any significant part of its value from Employee’s Equity.

    (c) Notwithstanding the foregoing, Employee may transfer all or any portion of Employee’s Equity (i) as a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of him or his immediate family; (iii) to any corporation, partnership, limited liability company or similar entity of which all of the “Beneficial Ownership” interests are held by him or his immediate family; (iv) by will, other testamentary document or intestate succession to his legal representative, heir, beneficiary or a member of his immediate family; (v) pursuant to a domestic order or a negotiated divorce settlement; and (vi) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of Employer’s common stock involving a change of control of Employer, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, Employee’s Equity shall remain subject to the restrictions contained in this Agreement; provided further that in any transfer or disposition pursuant to clauses (i)-(v) of this paragraph, each transferee, distributee or recipient of Employee’s Equity agrees to be bound by the same restrictions in place for Employee pursuant to this Agreement for the duration that such restrictions remain in effect at the time of transfer and executes and delivers to Employer a lock-up agreement substantially in the form of this Paragraph 6. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

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    (d) Employee agrees and consents to the entry of stop transfer instructions with the applicable registrars and transfer agents against the transfer of Employee’s Equity, except in compliance with the foregoing restrictions. In furtherance of the foregoing, Employer and the applicable registrars and transfer agents are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

7. In return for Employer’s agreement to provide Employee with the consideration referred to in Paragraph 2 and other good and valuable consideration, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents in their capacity as such, and the assigns, successors and predecessors of Employee and the foregoing in their capacity as such (collectively, the “Releasing Parties”), hereby releases and forever discharges (i) Employer, (ii) ADP TotalSource, (iii) Employer’s and ADP Total Source’s parents, subsidiaries and affiliates, (iv) the officers, directors, employees, members, agents, attorneys and representatives of each of the foregoing in (i) through (iii) in their capacity as such, and (v) the predecessors, successors and assigns of each of the foregoing in (i) through (iv) in their capacity as such (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, whether direct, derivative, individual or class in nature, that any Releasing Party ever had, now has, or may have against any of the Released Parties as of the date of Employee’s signing of this Agreement. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of Employee’s employment with and by Employer. This release does not include claims that may not be released under applicable law. Notwithstanding anything to the contrary in this Agreement, this Agreement does not include a release of any of the Employee’s rights or entitlements in respect of (a) this Agreement including, but not limited to, the payments and benefits provided for in Paragraph 2 above, (b) indemnification relating to or arising out the Employee’s performance of services as an officer and/or director of the Employer or any other Liquid Company, including, rights to indemnification the Employee has or may have under the bylaws or certificate of incorporation of the Employer or any Liquid Company, under the Employment Agreement or any other agreement with Employer or any Liquid Company or as an insured under any directors’ and officers’ liability insurance policy now or previously in force, (c) any rights the Employee has as an equity holder in Employer, and (d) any vested rights under any employee benefit plan of Employer or any Liquid Company, including, without limitation, pension, equity and equity-based compensation, deferred compensation, health or other welfare benefits, in accordance with the terms of the applicable employee benefit plan.

8. Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties (other than as set forth in Paragraph 7) that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf. Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement. If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

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9. This Agreement is not intended to interfere with Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement, however, Employee acknowledges that Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions relating to such nonwaivable rights occurring on or before the date of Employee’s signing of this Agreement.

10. Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The parties hereto agree and understand that the consideration set forth in Paragraph 2 is in excess of that which Employer is obligated to provide to Employee, and that it is provided solely in consideration of Employee’s execution of this Agreement. Employer and Employee agree that the consideration set forth in Paragraph 2 and otherwise is sufficient consideration for the release being given by Employee in Paragraphs 7, 8 and 9, and for Employee’s other promises herein.

11. Employee agrees to make himself reasonably available to Employer in connection with any investigation performed by the board of directors of Employer or any agent thereof relating to the period that Employee was employed by Employer.

12. Employee understands and agrees that Employee may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about Employer, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to Employer’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of Employer, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to Employer, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to Employer, such as product formulations, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, computer models, and research and development projects; (iii) client information, such as the identity of Employer’s clients, the names of representatives of Employer’s clients responsible for entering into contracts with Employer, the amounts paid by such clients to Employer, specific client needs and requirements, and leads and referrals to prospective clients; (iv) personnel information, such as the identity and number of Employer’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of Employer, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Employee knows or should know is subject to a restriction on disclosure or which Employee knows or should know is considered by Employer or Employer’s clients or prospective clients to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; and (vii) intellectual property, including inventions and copyrightable works; provided, however, that Confidential Information shall not include information that is or becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Paragraph 12 or the Proprietary Rights Agreement or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by Employer at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files.

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13. Employee acknowledges and agrees that Employer is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by Employer at its great effort and expense. Employee further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by Employer, will be highly detrimental to Employer and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Employee agrees that Employee will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except (i) as expressly authorized by the highest executive officer of Employer, (ii) as required by law, regulation, or by order of a regulatory agency or court of competent jurisdiction after providing Employer with sufficient notice to contest such order, or (iii) reasonably required in connection with the defense of any claim by Employer or any Liquid Company against, or the enforcement of any claim or legal or equitable right by, the Employee against the Employer or any Liquid Company.

14. Employee acknowledges that his obligations under sections 7 and 8 of the Employment Agreement and pursuant to the Proprietary Rights Agreement (as defined in the Employment Agreement) shall continue in effect in accordance with their terms. Employer acknowledges that its obligations under section 7 of the Employment Agreement shall continue in effect in accordance with their terms.

15. Employee agrees not to use, disclose to others, or permit anyone access to any of Employer’s trade secrets or confidential or proprietary information without Employer’s express consent, and to return immediately to Employer all Employer property upon termination of Employee’s employment. Employee shall not retain any copy or other reproduction whatsoever of any Employer property after the termination of Employee’s employment. Employee will also comply with the Proprietary Rights Agreement signed by Employee.

16. Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement; provided, however, that Employer shall directly pay to the law firm that represented Employee fifty percent (50%) of attorneys’ fees he incurred in connection with employment-related matters, with a maximum payment by Employer of $60,000, and such payment subject to such law firm’s provision to Employer of a detailed invoice itemizing such fees.

17. This Agreement contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Employer and Employee or their authorized agents.

18. Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement has been made except as set forth in this Agreement; (b) this Agreement is executed by Employee without reliance upon any statement or representation by Employer except as set forth herein; (c) Employee is legally competent to execute this Agreement and to accept full responsibility therefor; (d) Employee has been given twenty-one (21) days within which to consider this Agreement; (e) Employee has used all or as much of that twenty-one (21) day period as Employee deemed necessary to consider fully this Agreement and, if Employee has not used the entire twenty-one (21) day period, Employee waives that period not used; (f) Employee has read and fully understands the meaning of each provision of this Agreement; (g) Employer has advised Employee to consult with an attorney concerning this Agreement; (h) Employee freely and voluntarily enters into this Agreement; and (i) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

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19. This Agreement shall become effective and enforceable on the eighth (8th) day following execution hereof by Employee unless Employee revokes it by so advising Employer in writing before the end of the seventh (7th) day after its execution by Employee.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

21. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth on the signature page hereto, or to such other notice address as the other Party has provided by written notice.

22. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

23. The provisions of this agreement are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of the agreement will continue in force, and the parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

24. All payments hereunder are subject to all tax and other legally-required withholdings.

25. This Agreement may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

26. In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach hereof (including, for the avoidance of doubt, whether Employer’s termination of Employee’s employment was for “Cause”), such dispute shall be submitted to binding arbitration administered by the American Arbitration Association under its national rules for the resolution of employment disputes. The Parties agree that each will bear their own costs and attorneys’ fees and the arbitrator shall not have authority to award attorneys’ fees or costs to any Party. The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement. The decision of the arbitrator shall be final and binding on the Parties. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to section 8 of the Employment Agreement or the Proprietary Rights Agreement will be subject to arbitration under this Paragraph 26, but will instead be subject to determination in a court of competent jurisdiction applying New York law, where either party may seek injunctive or equitable relief.

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27. Employer shall consult with Employee in good faith in connection with the preparation of press releases, investor relations communications and internal written employee communications relating to the transition of Employee’s position from Chief Executive Officer to Vice Chair of the Employer (collectively, the “Communications”) and shall provide to the Employee copies of all Communications for his review and comment within a reasonable time prior to the Employer’s publication and/or distribution of such Communications.

28. This Agreement is intended to be interpreted and applied so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon or following a termination of Employee’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided, without interest, on the earlier of (i) the first business day after the date which is six months after the Employee’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of the Employee’s death. Payments upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. To the extent any reimbursement or in-kind payment provided hereunder is deemed “nonqualified deferred compensation” subject to Section 409A then (i) all such expenses or other reimbursements as provided herein shall be payable in accordance with the Employer’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have hereunto set their hands.

/s/ Brian M. Storms	/s/ Peter R. Kent, CFO
Brian Storms	For Liquid Holdings Group, Inc.

3/2/2015	2 March 2015
Date	Date

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Exhibit A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Brian Storms (“Employee”) and Liquid Holdings Group, Inc. (f/k/a Liquid Holdings Group, LLC), a Delaware corporation (“Employer”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by Employer and ADP TotalSource as co-employers;

WHEREAS, the Parties are parties to a Transition Agreement dated March 1, 2015 (the “Transition Agreement”) which such Transition Agreement requires the Parties to enter into this Agreement in certain circumstances; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that (i) the Employee may have against Employer or any of the Released Parties (as such term is defined below), and (ii) the Employer may have against Employee or any of the Releasing Parties (as such term is defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with and separation from Employer.

NOW, THEREFORE, in consideration of the mutual promises made herein, Employer and Employee hereby agree as follows:

1. In return for Employer’s agreement to provide Employee with the consideration referred to in the Transition Agreement and other good and valuable consideration, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents in their capacity as such, and the assigns, successors and predecessors of Employee and the foregoing in their capacity as such (collectively, the “Releasing Parties”), hereby releases and forever discharges (i) Employer, (ii) ADP TotalSource, (iii) Employer’s and ADP Total Source’s parents, subsidiaries and affiliates, (iv) the officers, directors, employees, members, agents, attorneys and representatives of each of the foregoing in (i) through (iii) in their capacity as such, and (v) the predecessors, successors and assigns of each of the foregoing in (i) through (iv) in their capacity as such (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, whether direct, derivative, individual or class in nature, that any Releasing Party ever had, now has, or may have against any of the Released Parties as of the date of Employee’s signing of this Agreement, it being expressly understood and agreed that the Released Parties shall only include those persons and entities which are validly and legally bound by the release provided for in Paragraph 4. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by Employer. This release does not include claims that may not be released under applicable law. Notwithstanding anything to the contrary in this Agreement, this Agreement does not include a release of any of the Employee’s rights or entitlements in respect of (a) this Agreement and the Transition Agreement, including, but not limited to, the payments and benefits provided for in Paragraph 2 above, (b) indemnification relating to or arising out the Employee’s performance of services as an officer and/or director of the Employer or any other Liquid Company, including, without limitation, rights to indemnification the Employee has or may have under the bylaws or certificate of incorporation of the Employer or any Liquid Company, under the Amended and Restated Employment Agreement between Employer and Employee dated as of June 11, 2013 or any other agreement with Employer or any Liquid Company or as an insured under any directors’ and officers’ liability insurance policy now or previously in force, (c) any rights the Employee has as an equity holder in Employer, and (d) any vested rights under any employee benefit plan of Employer or any Liquid Company, including, without limitation, pension, equity and equity-based compensation, deferred compensation, health or other welfare benefits, in accordance with the terms of the applicable employee benefit plan.

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2. Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties (other than as set forth in Paragraph 1) that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf. Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement. If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

3. This Agreement is not intended to interfere with Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement, however, Employee acknowledges that Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions relating to such nonwaivable rights occurring on or before the date of Employee’s signing of this Agreement.

4. In consideration of Employee’s termination and other good and valuable consideration, the Released Parties hereby release and forever discharge the Releasing Parties from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, whether direct, derivative, individual or class in nature, that any Released Party has ever had, now has, or may have against any of the Releasing Parities as of the date of Employee’s signing of this Agreement, it being expressly understood and agreed that the Released Parties shall only include those persons and entities which are validly and legally bound by the foregoing release. For the avoidance of doubt, nothing herein shall restrict Employer’s rights to enforce this Agreement.

5. Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Released Parties or the Releasing Parties of any liability or unlawful conduct whatsoever. The Parties agree and understand that the consideration set forth in the Transition Agreement is in excess of that which Employer is obligated to provide to Employee, and that it is provided solely in consideration of Employee’s execution of this Agreement. Employer and Employee agree that the consideration set forth in the Transition Agreement and otherwise is sufficient consideration for the release being given by Employee in Paragraphs 1, 2 and 3, and for Employee’s other promises herein.

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6. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned any originals and all copies of all files, notes, documents, slides, computer disks, printouts, reports, lists of Employer’s clients or leads or referrals to prospective clients, and other media or property in Employee’s possession or control which contain or pertain to Confidential Information (as defined below) and other items provided to Employee by Employer, developed or obtained by Employee in connection with Employee’s employment with Employer, or otherwise belonging to Employer, including all property of Employer, such as supplies, keys, access devices, books, identification cards, computers, telephones, and other equipment, and that Employee has not supplied any such Confidential Information to any person, except as was required to carry out Employee’s duties as an employee of Employer; provided, however, that Employee shall be entitled to retain as his own property his Employer-provided iPhone and iPad provided that Employee shall be solely responsible for all costs and charges incurred in connection with such devices following the Separation Date (and shall subsequently transfer any billing on such account to his personal account).

7. All of Employee’s and Employer’s rights and obligations under the Transition Agreement (including, without limitation, the rights and obligations referred to in paragraph 14 thereof) shall continue in accordance with their terms.

8. Employee acknowledges and agrees that Employer is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by Employer at its great effort and expense. Employee further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by Employer, will be highly detrimental to Employer and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Employee agrees that Employee will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of Employer or by order of a court of competent jurisdiction after providing Employer with sufficient notice to contest such order.

9. Employee will direct all requests for references to Employer’s Human Resources Department, who will confirm Employee’s job title, dates of employment and, with written authorization from Employee, Employee’s salary. Employee agrees to refrain from making statements that may reasonably be construed as negative or in any manner disparaging of the Released Parties.

10. Employee agrees and promises not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement, to any person or entity, except to members of Employee’s immediate family, Employee’s attorney and Employee’s accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and except as may be required by law or as may be necessary to enforce this Agreement.

11. Employee agrees not to use, disclose to others, or permit anyone access to any of Employer’s trade secrets or confidential or proprietary information without Employer’s express consent, and to return immediately to Employer all Employer property upon termination of Employee’s employment. Employee shall not retain any copy or other reproduction whatsoever of any Employer property after the termination of Employee’s employment. Employee will also comply with the Proprietary Rights Agreement signed by Employee.

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12. Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement.

13. This Agreement contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Employer and Employee or their authorized agents.

14. Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement has been made except as set forth in (I) this Agreement and (II) the Transition Agreement; (b) this Agreement is executed by Employee without reliance upon any statement or representation by Employer except as set forth herein; (c) Employee is legally competent to execute this Agreement and to accept full responsibility therefor; (d) Employee has been given twenty-one (21) days within which to consider this Agreement; (e) Employee has used all or as much of that twenty-one (21) day period as Employee deemed necessary to consider fully this Agreement and, if Employee has not used the entire twenty-one (21) day period, Employee waives that period not used; (f) Employee has read and fully understands the meaning of each provision of this Agreement; (g) Employer has advised Employee to consult with an attorney concerning this Agreement; (h) Employee freely and voluntarily enters into this Agreement; and (i) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

15. This Agreement shall become effective and enforceable on the eighth (8th) day following execution hereof by Employee unless Employee revokes it by so advising Employer in writing before the end of the seventh (7th) day after its execution by Employee.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth on the signature page hereto, or to such other notice address as the other Party has provided by written notice.

18. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

19. The provisions of this agreement are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of the agreement will continue in force, and the parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

20. This Agreement may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

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IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Brian Storms	For Liquid Holdings Group, Inc.

Date	Date

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